BJ’s Wholesale Club Holdings, Inc. Announces Record Third Quarter Fiscal 2020 Results

•Comparable club sales, excluding gasoline sales, increased by 18.5%, including digitally enabled sales growth of approximately 200% for the third quarter of fiscal 2020.
•Income from continuing operations increased by 122.6% year-over-year to $122.9 million, for the third quarter of fiscal 2020.
•Adjusted EBITDA increased by 57.1% year-over-year to $242.2 million, for the third quarter of fiscal 2020.
•Earnings per diluted share of $0.88, reflects a 120.0% year-over-year growth.
•Adjusted earnings per diluted share of $0.92, reflects 124.4% year-over-year growth.
•Net cash provided by operating activities was $802.0 million and free cash flow was $675.1 million, for the first nine months of fiscal 2020.

Westborough, Mass. (November 19, 2020) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (the "Company") today announced its financial results for the thirteen and thirty-nine weeks ended October 31, 2020.

"The third quarter was another remarkable quarter with robust comp growth, significant market share gains and record profitability. As we look ahead, we are confident our business will continue to thrive given the structural shift in consumer behavior, our market share gains and our strategic investments in digital capabilities, membership, assortment, marketing and geographic expansion.” said Lee Delaney, President and Chief Executive Officer, BJ’s Wholesale Club. “Our team members across our business are working hard to execute at the highest standards and meet our members’ increased demand for our products and services. We remain grateful for their continued dedication and hard work in helping us drive industry-leading results.”

Key Measures for the Thirteen Weeks Ended October 31, 2020 (Third Quarter of Fiscal 2020) and for the Thirty-Nine Weeks Ended October 31, 2020 (First Nine Months of Fiscal 2020):

BJ'S WHOLESALE CLUB HOLDINGS, INC.
(Amounts in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended		39 Weeks Ended	39 Weeks Ended
	October 31, 2020	November 2, 2019	% Growth	October 31, 2020	November 2, 2019	% Growth
Net sales	$3,646,723	$3,152,887	15.7%	$11,236,403	$9,493,795	18.4%
Membership fee income	84,946	76,517	11.0%	247,001	224,587	10.0%
Total revenues	3,731,669	3,229,404	15.6%	11,483,404	9,718,382	18.2%

Operating income	190,355	100,932	88.6%	497,700	270,355	84.1%
Income from continuing operations	122,883	55,196	122.6%	325,293	145,574	123.5%
Adjusted EBITDA (a)	242,209	154,144	57.1%	652,974	431,407	51.4%
Net income	122,796	55,092	122.9%	325,148	145,413	123.6%
EPS (b)	0.88	0.40	120.0%	2.34	1.04	125.0%
Adjusted net income(a)	128,477	56,575	127.1%	331,753	148,304	123.7%
Adjusted EPS (a)	0.92	0.41	124.4%	2.39	1.06	125.5%
Basic weighted average shares outstanding	136,011	135,521	0.4%	136,269	136,301	—%
Diluted weighted average shares outstanding	139,060	138,192	0.6%	139,003	139,390	(0.3)%
a)See “Note Regarding Non-GAAP Financial Information”
b)EPS represents earnings per diluted share

Additional Highlights:

•Comparable club sales for the third quarter of fiscal 2020 increased 14.1% compared to the third quarter of fiscal 2019. Comparable club sales, excluding the impact of gasoline sales, for the third quarter of fiscal 2020 increased 18.5% compared to the third quarter of fiscal 2019. Comparable club sales for the first nine months of fiscal 2020 increased 17.0% compared to the first nine months of fiscal 2019. Comparable club sales, excluding the impact of gasoline sales, for the first nine months of fiscal 2020 increased 23.2% compared to the first nine months of fiscal 2019.

•Gross profit increased to $743.3 million in the third quarter of fiscal 2020 from $617.6 million in the third quarter of fiscal 2019. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, increased by 10 basis points over the third quarter of fiscal 2019. Continued execution of our category profitability improvement was offset by distribution costs associated with the coronavirus pandemic. Gross profit increased to $2,236.4 million in the first nine months of fiscal 2020 from $1,804.6 million in the first nine months of fiscal 2019. Merchandise gross margin rate, which excludes gasoline sales and membership fee income, decreased by approximately 10 basis points over the first nine months of fiscal 2019. While merchandise margins benefited from strong sales performance and continued execution of our category profitability improvement initiatives, these drivers were offset by distribution costs associated with the coronavirus pandemic, the decline in our higher-margin apparel business and temporary shut-down of our higher-margin services business in the first quarter of fiscal 2020.

•Selling, general and administrative expenses ("SG&A") increased to $552.3 million in the third quarter of fiscal 2020 compared to $510.4 million in the third quarter of fiscal 2019. The year-over-year increase in SG&A expense was primarily driven by costs associated with the coronavirus pandemic, including wage increases, bonuses, safety and protective equipment and other operational costs, such as security. SG&A increased to $1,733.5 million in the first nine months of fiscal 2020 compared to $1,523.5 million in the first nine months of fiscal 2019. SG&A in the first nine months of fiscal 2019 included charges related to registered offerings by selling stockholders ("offering costs") of $1.9 million.

•Operating income increased to $190.4 million, or 5.1% of total revenues in the third quarter of fiscal 2020 compared to $100.9 million, or 3.1% of total revenues in the third quarter of fiscal 2019. Operating income increased to $497.7 million, or 4.3% of total revenues in the first nine months of fiscal 2020 compared to $270.4 million, or 2.8% of total revenues in the first nine months of fiscal 2019. Operating income in the first nine months of fiscal 2019 included charges related to offering costs of $1.9 million.

•Interest expense, net, decreased to $25.9 million in the third quarter of fiscal 2020, compared to $27.7 million in the third quarter of fiscal 2019. Interest expense in the third quarter of fiscal 2020 included a $2.8 million write-off of deferred fees and the original issue discount associated with the October 2020 partial payoff of our first lien term loan facility (the "First Lien Term Loan") and $5.1 million write-off of accumulated other comprehensive income associated with the de-designation of one of our swap agreements. Interest expense, net, decreased to $68.5 million in the first nine months of fiscal 2020, compared to $82.3 million in the first nine months of fiscal 2019. Interest expense in the first nine months of fiscal 2020 included $4.1 million of deferred fees and original issues discount associated with the partial pay offs of our First Lien Term Loan in July and October 2020. The decrease in interest expense was driven by continued de-levering. The partial debt pay down and the de-designation of one of our swap agreements will result in interest expense savings of approximately $10 million on an annualized basis.

•Income tax expense was $41.6 million in the third quarter of fiscal 2020 compared to income tax expense of $18.0 million in the third quarter of fiscal 2019. The third quarter of fiscal 2020 included a benefit of $3.3 million from excess tax benefits related to stock-based compensation compared to $1.8 million in the third quarter of fiscal 2019. Income tax expense was $103.9 million in the first nine months of fiscal 2020compared to income tax expense of $42.5 million in the first nine months of fiscal 2019. The first nine months of fiscal 2020 included a benefit of $10.4 million from excess tax benefits related to stock-based compensation compared to $8.4 million in the first nine months of fiscal 2019.

•Under our share repurchase program, we repurchased 1.2 million shares of common stock, totaling $50.0 million in the third quarter of fiscal 2020. In the first nine months of fiscal 2020, we repurchased 2.3 million shares of common stock, totaling $88.1 million, under such program.

Conference Call Details

A conference call to discuss the third quarter fiscal 2020 financial results is scheduled for today, November 19, 2020, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-274-0290 (international callers please dial 647-689-5405) approximately 10 minutes prior to the start of the call and reference conference ID 1057008. A live audio webcast of the conference call will be available online at https://investors.bjs.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at https://investors.bjs.com and by dialing 416-621-4642 and entering the access code 1057008. The recorded replay will be available until November 26, 2020 and an online archive of the webcast will be available for one year.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club Holdings, Inc. is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 219 clubs and 149 BJ's Gas® locations in 17 states.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales	$3,646,723	$3,152,887	$11,236,403	$9,493,795
Membership fee income	84,946	76,517	247,001	224,587
Total revenues	3,731,669	3,229,404	11,483,404	9,718,382
Cost of sales	2,988,397	2,611,758	9,247,042	7,913,820
Selling, general and administrative expenses	552,307	510,410	1,733,482	1,523,480
Pre-opening expense	610	6,304	5,180	10,727
Operating income	190,355	100,932	497,700	270,355
Interest expense, net	25,882	27,702	68,467	82,274
Income from continuing operations before income taxes	164,473	73,230	429,233	188,081
Provision for income taxes	41,590	18,034	103,940	42,507
Income from continuing operations	122,883	55,196	325,293	145,574
Loss from discontinued operations, net of income taxes	(87)	(104)	(145)	(161)
Net income	$122,796	$55,092	$325,148	$145,413
Income per share attributable to common stockholders - basic:
Income from continuing operations	$0.90	$0.41	$2.39	$1.07
Loss from discontinued operations	—	—	—	—
Net income	$0.90	$0.41	$2.39	$1.07
Income per share attributable to common stockholders - diluted:
Income from continuing operations	$0.88	$0.40	$2.34	$1.04
Loss from discontinued operations	—	—	—	—
Net income	$0.88	$0.40	$2.34	$1.04
Weighted average number of shares outstanding:
Basic	136,011	135,521	136,269	136,301
Diluted	139,060	138,192	139,003	139,390

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	October 31, 2020	November 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$46,116	$29,968
Accounts receivable, net	188,413	185,983
Merchandise inventories	1,264,323	1,271,172
Prepaid expense and other current assets	97,116	55,285
Total current assets	1,595,968	1,542,408

Operating lease right-of-use assets, net	2,034,742	2,067,626
Property and equipment, net	769,258	775,659
Goodwill	924,134	924,134
Intangibles, net	138,088	150,357
Other assets	20,094	17,897
Total assets	$5,482,284	$5,478,081

LIABILITIES
Current liabilities:
Current portion of long-term debt	$260,000	$449,377
Current portion of operating lease liabilities	131,025	121,961
Accounts payable	1,176,104	973,328
Accrued expenses and other current liabilities	643,309	507,141
Total current liabilities	2,210,438	2,051,807

Long-term lease liabilities	1,961,321	1,980,447
Long-term debt	845,696	1,339,700
Deferred income taxes	47,241	50,486
Other noncurrent liabilities	200,210	160,127

STOCKHOLDERS' EQUITY (DEFICIT)	217,378	(104,486)
Total liabilities and stockholders' equity (deficit)	$5,482,284	$5,478,081

BJ'S WHOLESALE CLUB HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)
	39 Weeks Ended October 31, 2020	39 Weeks Ended November 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$325,148	$145,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124,331	116,920
Amortization of debt issuance costs and accretion of original issue discount	3,470	3,969
Debt extinguishment charges	4,077	2,032
Stock-based compensation expense	23,245	13,984
Deferred income tax provision	2,289	14,846
Other non cash items, net	5,441	2,539
Increase (decrease) in cash due to changes in:
Accounts receivable	17,940	8,317
Merchandise inventories	(182,821)	(218,866)
Accounts payable	389,692	156,448
Accrued expenses	61,829	(35,004)
Other operating assets and liabilities, net	27,331	10,924
Net cash provided by operating activities	801,972	221,522
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment, net of disposals	(152,800)	(144,428)
Proceeds from sale leaseback transaction	25,893	—
Net cash used in investing activities	(126,907)	(144,428)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long term debt	(3,297)	(11,533)
Paydown of First Lien Term Loan	(510,000)	(200,000)
Net (payment) borrowings on ABL Facility	(68,000)	195,000
Net cash received from stock option exercises	16,431	9,293
Net cash received from Employee Stock Purchase Program (ESPP)	1,107	726
Acquisition of treasury stock	(94,671)	(67,305)
Other financing activities	(723)	(453)
Net cash used in financing activities	(659,153)	(74,272)
Net increase in cash and cash equivalents	15,912	2,822
Cash and cash equivalents at beginning of period	30,204	27,146
Cash and cash equivalents at end of period	$46,116	$29,968

Note Regarding Non-GAAP Financial Information
This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow and net debt and net debt to LTM adjusted EBITDA.
We define adjusted net income as net income attributable to common stockholders adjusted for: stock-based compensation related to the IPO; offering costs; management fees; club closing and impairment charges; reduction in force severance; gain on sale leaseback transactions; charges related to debt restructurings and retirements; and the tax impact of the foregoing adjustments on net income.
We define adjusted net income per diluted share as adjusted net income divided by the weighted average diluted shares outstanding.
We define adjusted EBITDA as income from continuing operations before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: stock-based compensation expense; pre-opening expenses; non-cash rent; strategic consulting; offering costs; and other adjustments.
We define free cash flow as net cash provided by operating activities less additions to property and equipment, net of disposals plus proceeds from sale leaseback transaction.
We define net debt as total debt outstanding less cash and cash equivalents.
We define net debt to LTM adjusted EBITDA as net debt at the balance sheet date divided by adjusted EBITDA for the trailing twelve-month period.
We present adjusted net income, adjusted net income per diluted share and adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe such measures assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, adjusted EBITDA excludes pre-opening expenses, because we do not believe these expenses are indicative of the underlying operating performance of our stores. The amount and timing of pre-opening expenses are dependent on, among other things, the size of new stores opened and the number of new stores opened during any given period.

Management believes that adjusted net income, adjusted net income per diluted share and adjusted EBITDA are helpful in highlighting trends in our core operating performance compared to other measures, which can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We use adjusted net income, adjusted net income per diluted share and adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies; to make budgeting decisions; and to compare our performance against that of other peer companies using similar measures. We also use adjusted EBITDA in connection with establishing discretionary annual incentive compensation.
We present free cash flow, which is not a recognized financial measure under GAAP, because we use it to report to our board of directors and we believe it assists investors and analysts in evaluating our liquidity. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure. We present net debt and net debt to LTM adjusted EBITDA, which are not recognized as financial measures under GAAP, because we use them to report to our board of directors and we believe they assist investors and analysts in evaluating our borrowing capacity. Net debt to LTM adjusted EBITDA is a key financial measure that is used by management to assess the borrowing capacity of the Company.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net income, adjusted net income per diluted share, adjusted EBITDA and net debt to LTM adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or like some of the adjustments in our presentation of these metrics. Our presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA should not be considered as alternatives to any other measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of adjusted net income, adjusted net income per diluted share, adjusted EBITDA or net debt to LTM adjusted EBITDA in the future, and any such modification may be material. In addition, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries. Additionally, adjusted net income, adjusted net income per diluted share, adjusted EBITDA, free cash flow, net debt and net debt to LTM adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP to Non-GAAP Financial Information

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of net income to adjusted net income and adjusted net income per diluted share
(Amounts in thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net income as reported	$122,796	$55,092	$325,148	$145,413
Adjustments:
Offering costs (a)	—	—	—	1,928
Charges and write-offs related to debt paydown (b)	2,794	2,032	4,077	2,032
Loss on cash flow hedge (c)	5,097	—	5,097	—
Tax impact of adjustments to net income (d)	(2,210)	(549)	(2,569)	(1,069)
Adjusted net income	$128,477	$56,575	$331,753	$148,304

Weighted average diluted shares outstanding	139,060	138,192	139,003	139,390
Adjusted net income per diluted share (e)	$0.92	$0.41	$2.39	$1.06

(a)Represents costs related to registered offerings by selling stockholders.
(b)Represents the write-off of deferred fees and original issue discount associated with the partial paydown of our First Lien Term Loan.
(c)Represents the reclassification into earnings of accumulated other comprehensive income associated with the de-designation of hedge accounting on one of our swap agreements due to the paydown of the First Lien Term Loan.
(d)Represents the tax effect of the above adjustments at a statutory tax rate of approximately 28%.
(e)Adjusted net income per diluted share is measured using weighted average diluted shares outstanding.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Adjusted EBITDA
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Income from continuing operations	$122,883	$55,196	$325,293	$145,574
Interest expense, net	25,882	27,702	68,467	82,274
Provision for income taxes	41,590	18,034	103,940	42,507
Depreciation and amortization	42,160	39,249	124,331	116,920
Stock-based compensation expense (a)	8,667	5,188	23,245	13,984
Pre-opening expenses (b)	610	6,304	5,180	10,727
Non-cash rent (c)	274	2,558	2,289	6,331
Strategic consulting (d)	—	—	—	11,349
Offering costs (e)	—	—	—	1,928
Other adjustments (f)	143	(87)	229	(187)
Adjusted EBITDA	$242,209	$154,144	$652,974	$431,407
(a)Represents total stock-based compensation expense.
(b)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(c)Consists of an adjustment to remove the non-cash portion of rent expense.
(d)Represents fees paid to external consultants for strategic initiatives of limited duration.
(e)Represents costs related to registered offerings by selling stockholders.
(f)Other non-cash items, including non-cash accretion on asset retirement obligations and obligations associated with our post-retirement medical plan.

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation to Free Cash Flow
(Amounts in thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net cash provided by operating activities	$68,280	$6,398	$801,972	$221,522
Less: Additions to property and equipment, net of disposals	69,838	56,130	152,800	144,428
Plus: Proceeds from sale leaseback transaction	21,832	—	25,893	—
Free cash flow	$20,274	$(49,732)	$675,065	$77,094

BJ'S WHOLESALE CLUB HOLDINGS, INC.
Reconciliation of Net Debt and Net Debt to LTM adjusted EBITDA
(Amounts in thousands)
(Unaudited)
October 31, 2020
Total debt	$1,105,696
Less: Cash and cash equivalents	46,116
Net Debt	$1,059,580

Income from continuing operations	367,476
Interest expense, net	94,423
Provision for income taxes	117,645
Depreciation and amortization	164,411
Stock-based compensation expense (a)	28,057
Pre-opening expenses (b)	9,605
Non-cash rent (c)	4,332
Reduction in force severance (d)	3,994
Club closings and impairment charges (e)	15,383
Other adjustments (f)	(2,135)
Adjusted EBITDA	$803,191

Net debt to LTM adjusted EBITDA	1.3x

(a)Represents total stock-based compensation expense.
(b)Represents direct incremental costs of opening or relocating a facility that are charged to operations as incurred.
(c)Consists of an adjustment to remove the non-cash portion of rent expense.
(d)Represents severance charges associated with a reduction in workforce announced in January 2020.
(e)Represents primarily closing costs associated with our clubs in Charlotte, N.C. and Geneva, N.Y., which closed in the fourth quarter of fiscal 2019 and other impairment charges.
(f)Other non-cash items, including a gain from the sale leaseback of one of our new Michigan locations, non-cash accretion on asset retirement obligations, termination costs to former executives and obligations associated with our post-retirement medical plan.

Investor Contact:
Faten Freiha, BJ's Wholesale Club
(774) 512-6320
ffreiha@bjs.com

Media Contact:
Jennie Hardin, BJ’s Wholesale Club
(774) 512-6978
jhardin@bjs.com